EXHIBIT 4.1

                                    AGREEMENT

     This Lock-Up Agreement is made as of the date set forth below by the undersigned holders of the Common Stock, par value $0.0001 per share (the "Common Stock"), of San Juan Financial, Inc., a Colorado corporation (the "Company"), with the Company in connection with the proposed public offering (the "Offering") of 5,000,000 shares of the Company's Common Stock.

     WHEREAS, the undersigned wish to provide for an orderly trading market for the Common Stock during the period following the commencement of the Offering and to induce investors to participate in the Offering.

     NOW THEREFORE, in consideration of the foregoing recital and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

     Each of the parties hereto severally, and not jointly, agrees that such party will not, without the prior written consent of the Company, for a period of two years after the effective date of the Registration Statement filed in connection with the Offering, (the "Effective Date"), directly or indirectly, offer, sell, grant any option to purchase, contract to sell or otherwise sell or dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned by the undersigned or with respect to which the undersigned has the power of disposition, or announce any offer to do so. Each of the parties hereto severally, and not jointly, also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of shares of Common Stock held by such person except in compliance with the foregoing restriction. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Lock-Up Agreement as of the Effective Date.




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Print Name:


Accepted and agreed to as of the Effective Date:

SAN JUAN FINANCIAL, INC.
      a Colorado corporation





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By:_____________________________
Its:_____________________________



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